Exhibit 99.2

Allegro Merger Corp. Announces Closing of $149,500,000 Initial Public Offering

New York, NY, July 09, 2018 (GLOBE NEWSWIRE) -- Allegro Merger Corp. (NASDAQ: ALGRU) (the “Company”) announced today that it has consummated its initial public offering of 14,950,000 units at $10.00 per unit, including the full 1,950,000 units subject to the underwriters’ over-allotment option. The units have been listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “ALGRU.” Each unit consists of one share of common stock, one right to receive one-tenth of one share of common stock upon consummation of an initial business combination and one warrant to purchase one share of common stock. Once the securities comprising the units begin separate trading, the common stock, rights and warrants are expected to be listed on Nasdaq under the symbols “ALGR,” “ALGRR” and “ALGRW,” respectively.

Allegro Merger Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering. Chardan acted as lead manager. Graubard Miller acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and a simultaneous private placement of units, $149,500,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of July 6, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering (as well as the exercise of the over-allotment option) and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on July 2, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
David D. Sgro
Chief Operating Officer
Allegro Merger Corp.
212-319-7676